CONVERGED MEDIA, INC.

STOCKHOLDERS AGREEMENT

Dated as of April 1, 2000

___________________________________________________________________________

STOCKHOLDERS AGREEMENT

          This Stockholders Agreement (this "Agreement") dated as of April 1, 2000, by and among Converged Media, Inc. a Delaware corporation (the "Company "), Phoenix Healthcare Corporation, Inc., a Delaware corporation ("Phoenix") and Marty Griffin, an individual ("Griffin").

RECITALS

          A.     Griffin is an executive vice president of the Company.

          B.     Phoenix and Griffin wish to establish a media company to develop and distribute interactive content and programming designed to exploit the convergence of radio, television and telephone with Internet communications technologies. Converged Media, Inc. has been formed to deliver content rich programming for radio, interactive television and Internet simulcast ("Programming"). In addition to its value as an entertainment medium, this format provides advertisers with an efficient method to reach targeted audiences.

          C.     Griffin desires to provide his knowledge, experience and time and Phoenix desires to provide the financial support to accomplish these objectives through the formation of the Company, and are entering into this agreement to set out their understanding with respect thereto.

STATEMENT OF AGREEMENT

          In consideration of the mutual representations, warranties and covenants herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

          Section 1.1   Definitions. The following terms, as used herein, have the following meanings:

          "Affiliate," as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, including but not limited to such Person's members, limited partners or equity holders. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Board" means the Board of Directors of Company.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

          "Change of Control" means:

(i) any consolidation, combination or merger of the Company with or into any other Person; or
(ii) the sale, assignment, transfer or lease of all or substantially all of the assets of the Company.

          "Commission" means the Securities and Exchange Commission and any successor having similar powers.

          "Common Stock" means the shares of common stock, par value $.01 per share, of the Company.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Gross Revenue" means the total of all of the Company's income, prior to any deductions whatsoever, associated with or flowing from the Programming.

          "Holder" means each Person (other than the Company) who shall be a party to this Agreement, so long as such Person shall "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of Common Stock, as the case may be.

          "Market Value" of each share of Common Stock means (i) if the Common Stock is listed on a national securities exchange, the closing sale price per share on the principal exchange on which the Common Stock is listed as reported by such exchange, (ii) if the Common Stock is quoted in the National Market System, the closing sale price per share as reported by Nasdaq, (iii) if the Common Stock is traded in the over-the-counter market but not quoted in the National Market System, the average of the closing bid and asked quotations per share as reported by Nasdaq, or any other nationally accepted reporting medium if Nasdaq quotations shall be unavailable, or (iv) if none of the foregoing applies, Market Value of the Common Stock will be the fair value of the Common Stock as reasonably determined in the good faith judgment of the Board (the "Board Determination").

          "Net Profits" means the amounts remaining from Gross Revenue after all expenses of the Company have been deducted (including, without limitation, all salaries, commissions, production, studio, clearance and internet expenses.)

          "Permitted Transferee" means (i) in the case of Phoenix, any Affiliate of Phoenix and (ii) in the case of Griffin, Griffin's spouse or lineal descendants, or a trust for the benefit of same.

          "Person" means an individual, partnership, corporation, trust, joint stock company, association, joint venture, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Public Offering" means any primary or secondary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act other than pursuant to a registration statement on Form S-4 or Form S-8 or their equivalents.

          "Qualified Public Offering" shall mean the closing of the first underwritten public offering of the Company on a firm commitment basis pursuant to an effective registration statement on Form S-1 or SB-2 or their equivalents under the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which the aggregate net proceeds to the Company exceed $40 million.

          "Securities Act" means the Securities Act of 1933, as amended.

ARTICLE II
ALLOCATION

          Section 2.1   Allocation of Net Profits. Phoenix and Griffin shall be entitled to their pro rata share of Net Profits in accordance with applicable law in accordance with their ownership of the Company.

          Section 2.2   Sale or Dissolution of the Company. Upon a sale or dissolution of the Company, Phoenix and Griffin shall be entitled to their pro rata share of Net Profits, proceeds and distributions in accordance with applicable law in accordance with their ownership of the Company.

ARTICLE III
CORPORATE GOVERNANCE

          Section 3.1   Composition of the Board.

          (a)     The Board of Directors of the Company (the "Board") shall consist of three members. Phoenix shall be entitled, but not required, to designate two members of the Board and Griffin shall be entitled, but not required, to designate one member of the Board. Each Holder entitled to vote for the election of directors to the Board agrees that it will vote all of its voting securities or execute consents, as the case may be, and take all other necessary action in order to ensure that the composition of the Board is as set forth in this Section 3.1(a).

          (b)     Each Holder agrees that if, at any time, it is entitled to vote for the removal of directors of the Company, it will not vote any of its voting securities in favor of the removal of any director who shall have been designated or nominated pursuant to Section 3.1(a) unless such removal shall be for Cause or the Person entitled to designate or nominate such director shall have consented to such removal in writing. Removal for "Cause" shall mean removal of a director because of such director's (a) willful and continued failure to substantially perform his duties with the Company in his established position, (b) willful conduct that is significantly injurious to the Company, monetarily or otherwise, or (c) conviction for, or a guilty plea to, a felony.

          (c)     If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board:

     (i)     the Person entitled under Section 3.1(a) to designate or nominate such director whose death, disability, retirement, resignation or removal resulted in such vacancy may designate another individual (the "Nominee") to fill such vacancy and serve as a director of the Company; and

     (ii)    each Holder then entitled to vote for the election of the Nominee as a director of the Company agrees that it will vote all of its voting securities, or execute a written consent, as the case may be, in order to ensure that the Nominee be elected to the Board.

          Section 3.2   Action by the Board. A quorum of the Board shall consist of two directors. All actions of the Board shall require the affirmative vote of at least a majority of the directors at a duly convened meeting of the Board at which a quorum is present or the unanimous written consent of the Board.

          Section 3.3   Charter and Bylaws. The Company's Certificate of Incorporation and Bylaws, each in the form in which it is in effect on the date hereof (the "Charter Documents"), are attached as Exhibits B and C hereto.

          Section 3.4   Information. Phoenix and Griffin agree that they will keep all confidential information received by them in strictest confidence and will limit the dissemination of such information to those persons who reasonably require access to such information. The term "confidential information" does not include (i) any information that is or becomes publicly available through no fault of Phoenix and Griffin, (ii) information that is in or comes into the possession of Phoenix and Griffin on a nonconfidential basis from a Person other than the Company or any of its Affiliates and (iii) any information that is required to be disclosed by Phoenix and Griffin under compulsion of law.

ARTICLE IV
RIGHTS AND OBLIGATIONS WITH RESPECT TO TRANSFER

          Section 4.1   General Restrictions.

          (a)     No Holder shall, directly or indirectly, transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of any Common Stock to any Person (any such act being referred to as a "Transfer," with the term "Transferee" to mean any transferee in a Transfer), except (i) in compliance with all applicable federal and state securities laws and (ii) as expressly permitted by this Agreement.

          (b)     Notwithstanding any other provision of this Agreement to the contrary, any Holder may at any time Transfer any or all shares of Common Stock pursuant to this Agreement to one or more of its Permitted Transferees so long as (i) such Permitted Transferee shall have agreed in writing to be bound (through execution of an agreement substantially in the form of Exhibit A hereto) by the terms of this Agreement applicable to Holders and (ii) the Transfer to such Permitted Transferee is not in violation of any applicable federal or state securities laws.

          Section 4.2   Restrictive Legend. For so long as this Agreement remains in effect, each certificate representing Common Stock owned by any Holder shall include a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF APRIL 1, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER HEREOF.

          Section 4.3   Improper Transfer. Any attempt to Transfer any Common Stock not in compliance with this Agreement shall be void ab initio and neither the Company nor any transfer agent of the Company shall register, or otherwise recognize in the Company's stock records, any such improper Transfer.

          Section 4.4   Preemptive Rights. If the Company shall, other than (i) pursuant to any employee incentive arrangement, (ii) in a Public Offering, (iii) as a dividend on or other distribution in respect of all outstanding shares of Common Stock, or (iv) in connection with any merger, acquisition or other business combination, issue any of its Common Stock, each Holder shall have the right to purchase for cash the number or amount of such Common Stock on the same terms and at the same price as the issue price of such equity security so that, after the issuance of all such Common Stock, such Holder would, in the aggregate, hold the same proportional interest of such Common Stock as is held by it prior to the issuance of any such additional Common Stock. Upon consummation of any issuance by the Company subject to the provisions of this Section 4.4, the Company shall promptly deliver written notice (a "Preemptive Rights Notice") of such issuance to the other Holders. Each Holder's right to purchase securities under this Section 4.4 with respect to any issuance of securities shall terminate 15 days after the delivery of the Preemptive Rights Notice.

          Section 4.5   Transfer After Five Years; Right of First Refusal.

          (a)     Commencing on the five year anniversary of this Agreement, any Holder may Transfer any or all shares of Common Stock so long as its Transferee shall have agreed in writing to be bound (through execution of an agreement substantially in the form of Exhibit A hereto) by the terms of this Agreement applicable to Holders and (ii) the Transfer to such Transferee is not in violation of any applicable federal or state securities laws, provided, however, that, no Holder (each an "Offering Holder ") may Transfer any Common Stock pursuant to this Section 4.5 without first giving Phoenix (in the case of transfers by Griffin or any of its Permitted Transferees) or Griffin (in the case of any transfer by Phoenix or any of its Permitted Transferees) (each an "Offeree Holder") prior notice thereof (an "Offer Notice") and the opportunity (as hereinafter provided) to purchase all but not less than all such Common Stock (the "Offered Stock") at a cash price (the " Offer Price") equal to the sum of the amount of any cash plus the fair market value of any other consideration offered by the prospective purchaser or other transferee pursuant to a bona fide offer to purchase. The Offer Notice shall constitute an offer (the " Offer") by an Offering Holder to sell the Offered Stock to the Offeree Holder at the Offer Price and shall state the identity of the purchaser or the Transferee and the terms of the proposed Transfer.

          (b)     The Offer may be accepted within 45 days of receipt by the Offeree Holder of the Offer Notice and, if accepted, such acceptance shall constitute the Offeree Holder's binding agreement to purchase the Offered Stock by the later of (i) the date 30 days after such acceptance or (ii) the date by which the prospective purchaser or Transferee would have been obligated to purchase the Offered Stock. If the Offer is not accepted or the Offered Stock is not purchased as contemplated above, the Offering Holder may Transfer the Offered Stock to such prospective purchaser or Transferee at a price not less than the Offer Price and on substantially the same terms as described in the Offer Notice. If the Transfer to such prospective purchaser or Transferee is not consummated as contemplated above within 30 days after the expiration of the 45-day offer period or earlier irrevocable rejection of the Offer or failure to purchase the Offered Stock after acceptance of the Offer, no Transfer may be made by the Offering Holder without again complying with this Section 4.5. Notwithstanding the foregoing, if the purchase and sale of the Offered Stock is subject to any prior regulatory approval, the time periods specified above within which such purchase and sale must be consummated shall be extended until the expiration of five Business Days after all such approvals shall have been received.

          Section 4.6   Right of Co-Sale.

          (a)     To the extent the Holders do not exercise their respective rights of refusal pursuant to Section 4.5, then each Holder (a " Selling Holder" for purposes of this Section 4.6(a)) which notifies the Offering Holder in writing within thirty (30) days after receipt of the Offer Notice referred to in Section 4.5, shall have the right to participate in such sale of Common Stock on the same terms and conditions as specified in the Offer Notice. Such Selling Holder's notice to the Offering Holder shall indicate the number of shares of Common Stock the Selling Holder wishes to sell under his, her or its right to participate. To the extent one or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Common Stock that the Offering Holder may sell in the Transfer shall be correspondingly reduced.

          (b)     Each Selling Holder may sell all or any part of that number of shares of Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Common Stock covered by the Offer Notice by (ii) a fraction, the numerator of which is the number of shares of Common Stock owned by the Selling Holder on the date of the Offer Notice and the denominator of which is the total number of shares of Common Stock owned by all of the Selling Holders on the date of the Offer Notice.

          (c)     Each Selling Holder shall effect its participation in the sale by promptly delivering to the Offering Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the type and number of shares of Common Stock which such Selling Holder elects to sell.

          (d)     The stock certificate or certificates that the Selling Holder delivers to the Offering Holder shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Offer Notice, and the Company shall concurrently therewith remit to such Selling Holder that portion of the sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its rights of co-sale hereunder, the Offering Holder shall not sell to such prospective purchaser or purchasers any Common Stock unless and until, simultaneously with such sale, the Offering Holder shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Offer Notice.

          (e)     To the extent that the Holders have not exercised their rights to purchase the Offered Stock within the time periods specified in Section 4.6 and the Holders have not exercised their rights to participate in the sale of the Offered Stock within the time periods specified in Section 4.6, the Offering Holder shall have a period of thirty (30) days from the expiration of such rights in which to sell the Offered Stock, as the case may be, upon terms and conditions (including the purchase price) no more favorable than those specified in the Offer Notice to the third-party transferee(s) identified in the Offer Notice. The third-party transferee(s) shall acquire the shares free and clear of subsequent rights of first refusal and co-sale rights under this Agreement. In the event the Offering Holder does not consummate the sale or disposition of the shares within the thirty (30) day period from the expiration of these rights, the Holders' first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares and all other shares of such Holder until such rights lapse in accordance with the terms of this Agreement. Furthermore, the exercise or nonexercise of the rights of the Company and the Holders under this Section 4.6 to purchase Common Stock from the Offering Holder or participate in sales of Common Stock by the Offering Holder shall not adversely affect their rights to make subsequent purchases from the Offering Holder of Common Stock or subsequently participate in sales of Common Stock by the Offering Holder.

          Section 4.7   Termination. The provisions of ARTICLE IV shall terminate and be of no further force and effect from and after the earlier of (i) the consummation of a Qualified Public Offering and (ii) a Change of Control.

ARTICLE V
MISCELLANEOUS

          Section 5.1   Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

          Section 5.2   Entire Agreement; Amendments; No Waivers.

          (a)     This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior written agreements and negotiations and oral understandings, if any, with respect to such subject matter. This Agreement may be amended but only in a writing signed by Griffin and Phoenix. Any provision hereof may be waived but only in a writing signed by the party against which such waiver is sought to be enforced.

          (b)     No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          Section 5.3   Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing (including telecopier or similar writing) and shall be given to such party at its address, or telecopier number set forth on its signature page or, in the case of a Transfer, to the address, or telecopier number of the party executing the written agreement pursuant to Section 4.1 hereof, or to such other address as the party to whom notice is to be given may provide in a written notice to the party giving such notice, a copy of which written notice shall be on file with the Secretary of the Company. Each such notice, request or other communication shall be effective (i) if given by telecopy, which such telecopy is transmitted to the telex or telecopy number specified in its signature page and the appropriate answerback or confirmation, as the case may be, is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 5.3.

          Section 5.4   Applicable Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

          Section 5.5   Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

          Section 5.6   Successors, Assigns, Transferees.

          (a)     The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any provision hereof shall be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

          (b)     This Agreement shall not be assignable or otherwise transferable by any party hereto, except that any Person acquiring shares of Common Stock who is required by the terms of this Agreement to become a party hereto shall execute and deliver to the Company an agreement to be bound (substantially in the form of Exhibit A) by this Agreement and shall thenceforth be a "Holder," and any Holder who ceases to beneficially own any Common Stock shall cease to be bound by the terms hereof (other than confidentiality obligations set forth in Section 3.4).

          Section 5.7   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

          Section 5.8   Recapitalization, etc. If any capital stock or other securities are issued in respect of, or in exchange or substitution for, any Common Stock by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Common Stock or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PHOENIX HEALTHCARE CORPORATION, INC.

By: /S/ RON LUSK ___________________________________ Name: Ron Lusk Title: Chairman and Chief Executive Officer Address: _____________________________ ______________________________________

/S/ MARTY GRIFFIN _____________________________________ Marty Griffin Address: _____________________________ ______________________________________

EXHIBIT A

FORM OF AGREEMENT TO BE BOUND

April 1, 2000

To the Parties to the
     Stockholders Agreement
     dated as of April 1, 2000

Dear Sirs:

          Reference is made to the Stockholders Agreement dated as of April 1, 2000 (the "Stockholders Agreement"), by and among Converged Media, Inc. (the "Company "), Phoenix Healthcare Corporation, Inc. ("Phoenix"), and Marty Griffin ("Griffin"). Capitalized terms not defined herein have the meanings assigned to them in the Stockholders Agreement.

          In consideration of the covenants and agreements contained in the Stockholders Agreement and the transfer of the common stock, par value $.01 per share, of the Company (the " Common Stock") to the undersigned by each individual party, the undersigned hereby confirms and agrees to be bound by all of the provisions thereof.

By: ______________________________ Print Name: _______________________

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION

EXHIBIT C

FORM OF BYLAWS

TABLE OF CONTENTS

Exhibit A     -     Form of Agreement to be Bound

Exhibit B     -     Form of Certificate of Incorporation

Exhibit C     -     Form of Bylaws